Exhibit 10.12

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT, dated as of December 23, 2009, is by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                              (the “Employee”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of                              (the “Employment Agreement”);

WHEREAS, the Company and the Employee desire to enter into Amendment No. 1 to the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	To add to the following sentence to the end of Section 3(b) to read as follows: “Payment of the annual performance bonus will be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of the foregoing sentence, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture for purposes of Section 1.409A-1(d) of the Treasury Regulations.”

2.	To add the following clause to the end of Section 3(d):

“provided that (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement is made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.”

3.	To amend Sections 3(c), 6(a), 6(b), 9(c)(iii) and 9(d)(iii) to provide that following Change in Control under Section 3(c) and following termination pursuant to Sections 6(a), 6(b), 9(c) and 9(d), all Time-Vesting Equity Awards granted to the Employee shall remain exercisable for such periods as provided under the terms of the Company’s applicable stock option or incentive plan and any individual award agreements under which such stock options or equity awards were granted.

4.	The last sentence of Section 9(c)(i) shall be deleted and replaced with the following sentence: “Such Severance Payment will be paid to the Employee immediately upon such Separation from Service in a cash lump sum. For purposes of this Agreement, the Severance Period shall be nine months.”

5.	The first sentence of both Section 9(c)(ii) and 9(d)(ii) shall be amended to conclude with the following proviso: “provided that all such payments shall comply with the reimbursement rules of Treasury Regulations Sections 1.409A-1(b)(9)(v) or 1.409A-3(i)(1)(iv).”

6.	To add Sections 9(f)and 9(g) to the Employment Agreement to read as follows:

“(f) Termination of Employment and Separation From Service. All references in the Agreement to termination of employment, a termination, retirement, cessation of employment, separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be construed to require a Separation from Service, and the date of such termination in any such case shall be construed to mean the date of the Separation from Service.”

“(g) Payment to a “Specified Employee”: to the extent any payment hereunder that is payable by reason of termination of the Employee’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time the Employee is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after the Employee’s termination (or, if earlier, the date of the Employee’s death).”

7.	To add Sections 14(d), 14(e) and 14(f) to the Employment Agreement to read as follows:

“(d) “Code” means the Internal Revenue Code of 1986, as amended.”

“(e) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. In the case of a separation from service due to disability, a separation from service will be determined pursuant to Section 1.409A-1(h)(1)(i) of the Treasury Regulations. The Board of Directors or the Compensation Committee of the Board of Directors may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.”

“(f) “Specified Employee” shall mean an individual determined by the Board of Directors, Compensation Committee of the Board of Directors or their delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.”

8.	To add Section 19(f) to the Employment Agreement to read as follows:

“This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed accordingly.”

9.	Unless otherwise specifically defined in this Amendment No. 1, each term used herein that is defined in the Employment Agreement shall have the meaning assigned to such term in the Employment Agreement.

10.	Except as set forth expressly herein, all terms of the Employment Agreement shall remain in full force and effect without change.

11.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1, effective as of December 23, 2009.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

By:

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